EXHIBIT 10.01

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made as of March 27, 2015, by and among State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, an Iowa-domiciled insurance company (“State Auto P&C”), State Automobile Mutual Insurance Company, an Ohio-domiciled mutual insurance company (“State Auto Mutual”), and Michael E. LaRocco (“Executive”). State Auto Financial, State Auto P&C, State Auto Mutual and each of their respective subsidiaries and affiliates, present and future, are hereinafter collectively referred to as “State Auto.”
Background Information
WHEREAS, State Auto P&C is the principal operating subsidiary of State Auto Financial and the employer of record of all employees of State Auto and State Auto Financial is a majority owned subsidiary of State Auto Mutual, while State Auto Mutual is the ultimate controlling entity in the State Auto holding company system; and
WHEREAS, as a result of Executive’s role, as described below, in serving State Auto Financial, State Auto Mutual and the other State Auto companies, it is appropriate that this Employment Agreement be entered into among State Auto P&C, State Auto Financial, State Auto Mutual and Executive; and
WHEREAS, State Auto desires to employ Executive as the Chief Executive Officer and President of State Auto; and
WHEREAS, Executive desires to accept such employment on the terms and conditions set forth below.
Statement of Agreement
NOW, THEREFORE, in consideration of such employment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I    Definitions.
Capitalized terms used herein which are not defined herein shall have the meanings ascribed to such terms in the Executive Change of Control Agreement dated the same date as this Agreement among State Auto Financial, State Auto P&C, State Auto Mutual and Executive (the “Executive Agreement”), a copy of the form of which is attached hereto as Exhibit A and incorporated herein by this reference.
Article II    Actions by State Auto Boards
Effective as of May 8, 2015, each respective State Auto Board of Directors and applicable committees thereof shall take such actions as may be necessary or appropriate to elect Executive to the offices of Chief Executive Officer and President of such State Auto company. No later than May 8, 2015, each respective State Auto Board of Directors shall take such actions as may be necessary or appropriate to elect Executive as a director of such State Auto company.
Article III    Employment Duties and Term.
(A)     Duties.
Upon his election to such offices, Executive shall perform the duties of Chief Executive Officer and President of State Auto as described in the Bylaws or the Code of Regulations, as applicable, of each State Auto company, as well as such other duties and services requested or directed by any State Auto Board of Directors. Executive shall devote his full time and attention and best efforts to the performance of such duties. Executive shall serve as an officer of State Auto so long as Executive shall be duly elected by the respective State Auto Boards of Directors at any time or times during the term of this Agreement.
(B)    Term.
The term of this Agreement shall be for a period commencing on April 27, 2015 (“Commencement Date”), and ending on December 31, 2018, unless terminated at an earlier date pursuant to an event described in Article V of this Agreement (the “Initial Term”). Beginning on January 1, 2019 and each anniversary thereof, the term of this Agreement may be extended for an additional one-year period upon the mutual written consent of the parties hereto; provided, that the term of this Agreement may not be extended past the end of the calendar year in which Executive attains age 65. The Initial Term, plus any extensions thereof, shall be the term of this Agreement (referred to hereafter as the “Employment Term”).
Article IV    Compensation.
State Auto agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for Executive’s services in any capacity hereunder or in the performance of other like duties assigned to Executive by the Board of Directors of State Auto:
(A)    Base Compensation.
At the outset of the Employment Term, State Auto shall pay to Executive a base salary (the “Base Salary”) in the amount of Eight Hundred Fifty Thousand Dollars ($850,000.00) per year, payable in accordance with State Auto’s general policies and procedures for payment of compensation to its salaried personnel, plus such increases in annual base compensation that the Compensation Committee of the Board of Directors of State Auto Financial (the “STFC Compensation Committee”) may authorize as provided herein. The compensation of Executive shall be reviewed by the STFC Compensation Committee no less often than once each calendar year during the Employment Term and may be increased by the STFC Compensation Committee as it determines in the good faith exercise of its business judgment based on such factors as the STFC Compensation Committee deems appropriate. In no event shall the Base Salary be less than the Base Salary set forth above; provided, however, that this restriction may be suspended by the STFC Compensation Committee if the STFC Compensation Committee determines, on the basis of such commercially reasonable factors as it deems appropriate in the good faith exercise of its business judgment, that imposing such suspension is in the best interests of State Auto Financial (“Exigent Circumstances”). Any reduction or suspension of any portion of Executive’s compensation, bonus or other payments based upon Exigent Circumstances will not constitute grounds for a claim by Executive that he has suffered an involuntary Termination Without Cause (as defined below).
(B)    Short Term Incentive Cash Compensation Plans.
Executive shall participate in the State Auto Financial Corporation Leadership Bonus Plan (the “LBP”) or any successor plan with an incentive bonus target equal to no less than 100% of Executive’s then current Base Salary. It is contemplated that a portion of the bonus opportunity under the LBP shall be “performance-based compensation,” as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and payable based upon the achievement of peer comparison and/or other performance goals determined by the STFC Compensation Committee and any remaining portion of the bonus opportunity shall be payable at the discretion of the STFC Compensation Committee. Executive’s participation in the LBP shall be according to the terms and conditions of the LBP. It is understood and agreed that the LBP or any similar cash incentive compensation plan may be amended, suspended, or terminated by State Auto at any time. It is understood and agreed that the bonus compensation potential from the LBP shall not be less than the bonus compensation potential available to Executive under the LBP in effect for Executive on the date of this Agreement, provided that this restriction may be suspended due to Exigent Circumstances.
(C)    Long Term Incentive Compensation Plan.
Executive shall participate in the State Auto Financial Corporation Long-Term Incentive Program (the “LTIP”) or any successor plan with an incentive bonus target equal to no less than 140% of Executive’s current Base Salary. It is contemplated that the bonus opportunity under the LTIP or any successor plan shall be “performance-based compensation,” as such term is used in Section 162(m) of the Code, and payable based upon the achievement of peer comparison and/or other performance goals determined by the STFC Compensation Committee. Executive’s participation in the LTIP shall be according to the terms and conditions of the LTIP. It is understood and agreed that the LTIP or any similar cash incentive compensation plan may be amended, suspended, or terminated by State Auto at any time. It is understood and agreed that the bonus compensation potential from the LTIP shall not be less than the bonus compensation potential available to Executive under the LTIP in effect for Executive on the date of this Agreement, provided that this restriction may be suspended due to Exigent Circumstances.

(D)    Participation in Retirement Plan and Rights Under Other Agreements.

(1)
Executive shall be entitled to participate in the following plans: (a) any State Auto employee stock purchase plan; (b) the State Auto Insurance Companies Retirement Savings Plan, a defined contribution plan, qualified under Section 401(k) of the Code; and (c) any successor or similar stock purchase or retirement plans generally made available to employees of State Auto, so long as State Auto continues to offer such plans or similar plans to employees of State Auto. It is understood and agreed that the foregoing plans or any successor or similar plans may be amended, suspended, or terminated by State Auto at any time.

(2)
Executive shall be entitled to participate in State Auto’s nonqualified, unfunded Incentive Deferred Compensation Plan (“IDCP”) or any successor or similar deferred compensation plan made available to any executive of State Auto, so long as State Auto continues to offer such plan or successor or similar plans to any executive of State Auto. It is understood and agreed that the foregoing plan or any successor or similar plan may be amended, suspended or terminated by State Auto at any time as provided in such plan document. The terms and conditions of Executive’s deferred compensation benefits shall be controlled by the applicable IDCP documents, and in the event of any inconsistencies with this Agreement, or any prior agreements between the parties, the provisions of the IDCP documents shall control.

(3)
Executive shall be entitled to participate in the 2009 Equity Incentive Compensation Plan or any successor or additional equity based compensation plans (the “Equity Plans”) implemented by State Auto. Notwithstanding any other provision contained in the Equity Plans, in the event Executive’s employment is terminated for any reason, he shall have a period of not less than 90 days in which to exercise any equity based award made pursuant to the Equity Plans, which has vested pursuant to the terms of such Equity Plans, provided, however, that the period during which such award can be exercised will be such longer period as is provided under the terms of such equity based award agreement then applicable. However, notwithstanding the foregoing, if such exercise period spans two consecutive calendar years, such exercise shall occur no later than March 15th of the second calendar year. It is understood and agreed that the Equity Plans may be amended, suspended or terminated by the STFC Compensation Committee at any time.

(E)    Relocation Expenses
State Auto shall reimburse Executive for the reasonable expenses he and his family incur in relocating from Seattle, Washington, to Columbus, Ohio, including but not limited to reasonable moving expenses, temporary additional living expenses while Executive continues to own his current principal residence and such other programs and reimbursements State Auto makes available to its current executive employees who relocate as part of their employment, all as described in State Auto’s Employee Reference Guide. Executive agrees to reimburse State Auto for all relocation expenses State Auto paid if Executive voluntarily terminates his employment within two years from the Commencement Date.
(F)    Other Fringe Benefits.
In addition to the benefits provided for in the preceding provisions of this Article IV, Executive shall receive and enjoy any and all other fringe benefits generally made available to employees of State Auto as described in State Auto’s Employee Reference Guide, in accordance with State Auto’s regular employment policies and practices. In addition, the STFC Compensation Committee and the Boards of Directors of State Auto Financial and State Auto Mutual shall have the authority to grant such additional fringe benefits and perquisites to Executive as each, in its discretion, deems appropriate. In addition, Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with State Auto’s then existing policy regarding the same and further provided that no reimbursement shall be made later than the end of the calendar year following the calendar year in which such expense was incurred. If such benefits are taxable, State Auto shall ensure that terms of the benefits will comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder.

(G)    Participation in Future Compensation, Retirement, and Fringe Benefit Plans.
In addition to the benefits provided for in the preceding provisions of this Article IV, Executive shall participate in and shall also receive and enjoy such other compensation, retirement, or fringe benefits which are now or in the future generally made available to executives of State Auto. If such benefits are taxable, State Auto shall ensure that terms of the benefits will comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder.
(H)    Vacation.
Executive shall be entitled to four weeks of paid vacation (two weeks for the period beginning on the Commencement Date and ending on December 31, 2015) and such other personal absence days as State Auto provides its other employees.
Article V    Termination.
(A)    Disability.
If during the Employment Term Executive shall be unable to substantially perform his duties hereunder because of illness or other incapacity constituting a disability as defined in Section 409A of the Code (referred to hereafter as “Disability”), and such Disability shall persist for a period of at least six months in any 12 month period, State Auto shall thereafter have the right, on not less than 45 days’ written notice to Executive, to terminate Executive’s employment under this Agreement, in which case the date of Executive’s separation from service (as defined in Section 409A of the Code) shall be not less than the 45th day following the date of written notice. In such event, in addition to any other benefits to which Executive would be entitled, State Auto shall be obligated to pay Executive his full compensation pursuant to Sections (A), (B), and (C) of Article IV hereof accruing through the date of such separation from service and per the terms of the applicable plan or program. A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by State Auto and Executive or, in the event of Executive’s incapacity to designate a qualified medical doctor, by Executive’s legal representative. If State Auto and Executive (or his legal representative, as the case may be) fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability. In addition to the foregoing disability compensation described in this Article V Section (A), Executive shall continue to receive such health insurance benefits or their equivalent as he and his spouse receive on the date of Disability, as well as such group life insurance as Executive has in place on his life, as of the date of Disability, pursuant to the terms of such plans as are generally made available to State Auto employees. Executive’s compensation and other benefits described in Article IV shall be reinstated in full in the event of his return to employment with State Auto.

(B)     Death.
In the event of Executive’s death during his employment hereunder, in addition to any other benefits to which any person would be entitled upon Executive’s death, State Auto shall be obligated to pay Executive’s beneficiary, as designated on the form attached hereto as Exhibit B (the “Beneficiary”) Executive’s full compensation pursuant to Section (A) hereof accruing through the date of his death. In addition, a pro rata share of the compensation to which Executive is entitled pursuant to Article IV Sections (B) and (C) hereof shall be paid to the Beneficiary pursuant to the terms of the LBP and the LTIP (collectively, the “Bonus Plans”), provided the bonus contemplated by any of the Bonus Plans is in fact earned under the terms of such Bonus Plan then in effect for the particular period in which Executive were to die. Said pro rata share of the bonus due under the LBP shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar year on the date of Executive’s death by the denominator of 12. The pro-rata share of the payment due under the LTIP shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the then current LTIP’s measurement period on the date of Executive’s death divided by a denominator equal to the duration of the measurement period. If the bonus due under the LBP, or the LTIP is earned under Article IV, said sums will be paid to the Beneficiary as soon as practicable following the end of the calendar year following the determination by State Auto that the bonus due under the LBP or the LTIP has in fact been earned pursuant to the terms of each such bonus opportunity, but no later than March 15 following such calendar year.
(C)    Voluntary Termination.
Except as provided in the Executive Agreement, in the event Executive voluntarily terminates his employment, he shall cease to receive compensation as of the date of such separation from service, except that to which he may then be entitled pursuant to the terms of the LBP or the LTIP, as then in effect. It is understood and agreed that as respects the LBP and the LTIP, Executive is required to be employed by State Auto on the date such amount is paid, if he had in fact earned such bonus under the terms of the LBP or the LTIP, unless the terms of the LBP or the LTIP, as applicable, provide otherwise.
(D)    Termination for Cause.

(1)
In the event that the Boards of Directors of State Auto Mutual, State Auto Financial and State Auto P&C (collectively, the “Boards”) jointly determine that this Agreement and Executive’s employment should be terminated for Cause, as defined in (2) below, Executive shall be entitled to receive payment of any Base Salary accrued through the date of separation from service. If the Boards decide to terminate this Agreement as provided in this Section, State Auto will give Executive 30 days’ advance written notice of its intention to terminate this Agreement. In the event of a termination for Cause, Executive’s service shall terminate upon the expiration of the notice period; provided, however, Executive may be relieved of his duties at the discretion of the Boards on the date the above described notice is delivered to Executive. It is further understood and agreed that should Executive dispute the fact that Cause, as defined herein, exists for such termination, Executive has the right to pursue a claim in Arbitration under Article X of the Executive Agreement for such benefits that would otherwise have been due to him under Section (E) of this Article V had he not been terminated for Cause.

(2)
For purposes of this Section D of Article V, it is understood and agreed that Cause shall mean the following: (a) the willful and continued failure of Executive to perform Executive’s duties with State Auto (other than any such failure resulting from incapacity due to a Disability), after a written demand for performance is delivered to the Executive by the Boards which specifically identifies the manner in which the Boards believe that Executive has not performed Executive’s duties: (b) the willful engaging by Executive in illegal conduct or gross misconduct which has a material adverse effect on State Auto, as determined by the Boards; (c) the breach of any provision of Article VII hereof as determined by the Boards; or (d) the willful failure to comply with any State Auto code of conduct or code of ethics applicable to Executive, as determined by the Boards. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or upon the advice of counsel for State Auto, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of State Auto.

(E)    Involuntary Termination Without Cause.
In the event that the Boards determine that this Agreement and the employment of Executive should be terminated before the end of the Employment Term for a reason other than death, Disability, voluntary separation from service by Executive, or for Cause (such reason is hereafter referred to as a “Termination Without Cause”), subject to the provisions of Section (I) below:

(1)
Executive, or the Beneficiary, shall be entitled to continue to receive the Base Salary Executive otherwise would have been entitled to receive (including but not limited to amounts earned but not paid) had he remained employed for a period of twenty-four (24) months. Such amounts shall begin to be paid as soon as practicable after Executive’s separation from service and shall continue for a period of twenty-four (24) months. Notwithstanding the preceding provisions of this paragraph (1), in the event that Executive’s Termination Without Cause occurs less than twenty-four (24) months prior to the end of the calendar year in which Executive attains age 65, the payments required hereunder will end on the last day of the calendar year in which Executive attains age 65.

(2)
Executive, or the Beneficiary, shall be entitled to receive a one-year bonus payment equal to the average of the amount earned under the LBP and the LTIP in place for each of the two calendar years immediately preceding the calendar year in which the Termination Without Cause occurs, payable in the form and at the time specified in such plans.

(3)
Any stock options granted to Executive shall vest on the termination date, notwithstanding any vesting schedule set forth in any outstanding option agreements with Executive, and shall be exercisable under the terms of the plan.

(4)
Executive shall be entitled to receive from State Auto an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by twenty-four (24) months, payable as a single lump sum payment as soon as practicable after separation from service.

Notwithstanding any provision to the contrary, the payments and benefits due to Executive under this Section (E) of Article V shall be contingent upon Executive’s execution of a valid release of State Auto and their respective officers, directors, agents and employees, from any and all actions, suits, proceedings, claims and demands relating to Executive’s employment and Termination Without Cause. Provided such release is executed and not revoked within any revocation period provided by applicable law, the payment and benefits due under this Section (E) of Article V shall commence no later than 90 days after Executive’s Termination Without Cause. In the event that the time period required by applicable law to obtain a valid release (including the expiration of any revocation period) begins in one calendar year and ends in another calendar year, notwithstanding the provisions of the previous sentence, payments and benefits due to Executive under this Section (E) of Article V shall commence in the second calendar year.
(F)    Change of Control.
In the event that State Auto shall undergo a Change of Control, as defined in the Executive Agreement, and Executive either incurs a Termination Without Cause or terminates his employment for Good Reason, as defined in the Executive Agreement, in lieu of any compensation otherwise provided under this Agreement, Executive shall be entitled to the benefits described in the Executive Agreement.
(G)    Expiration of Employment Term.
In the event that the Employment Term expires and is not extended by the parties, Executive’s employment will terminate at the end of such Employment Term. In such event, in addition to any other benefits to which Executive would be entitled, State Auto shall be obligated to pay Executive his full compensation pursuant to Sections (A), (B) and (C) of Article IV hereof accruing through the date of such separation from service and per the terms of the applicable plan or program.
(H)    Mitigation.
In the event that Executive voluntarily terminates his employment, as set forth in Article V Section (C) herein, or Executive incurs a Termination Without Cause, as set forth in Article V Section (E) herein, or Executive is terminated pursuant to a Change of Control, as set forth in Article V Section (F) herein, Executive shall have no duty to mitigate his damages by seeking other employment, and State Auto shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from future employment.
(I)    Specified Employee Delay.
In the event that the sum of any payments under this Agreement, from the date of separation from service until December 31st of the second year after the year of separation from service, exceeds an amount equal to two times the limit under Section 401(a)(17) of the Code, and the Executive is a Specified Employee as defined in Section 409A of the Code, any payments under this Agreement due to a separation from service (as defined in Section 409A of the Code) and subject to Section 409A of the Code shall be delayed until a date that is six months after the date of separation from service (or, if earlier, the date of death of the Specified Employee). Payments to which a Specified Employee would otherwise be entitled during the first six months following the date of separation from service shall be accumulated and paid as of the first date of the seventh month following the date of separation from service.
(J)    Resignation from Boards and Offices.
Executive agrees that, upon termination of Executive’s employment for any reason set forth in this Article V or, if applicable, upon expiration of the Employment Term, Executive shall immediately resign as a director and officer from all State Auto companies or their respective successor(s). In addition, in the event that this Agreement remains in effect during the calendar year in which Executive attains age 65, at any time during such calendar year, State Auto reserves the right to alter all of the Executive’s then current job titles, including Chief Executive Officer and/or President, as it deems necessary and that he resigns as a director from any and all State Auto company Boards. In the event that State Auto elects to alter Executive’s job title in accordance with the preceding sentence, Executive will resign immediately from any office, as so requested by State Auto. Any such alteration in job title and subsequent resignation as a director or officer as described herein will not constitute grounds for a claim by Executive that he has suffered an involuntary Termination Without Cause.
Article VI    Executive’s Rights Under Certain Plans.
Notwithstanding anything contained herein, State Auto agrees that the benefits provided to Executive herein are not in lieu of any rights and privileges to which Executive may be entitled as an employee of State Auto under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of State Auto.
Article VII    Confidentiality Information; Noncompetition Agreement; Clawback
(A)    Confidential Information.
Executive agrees to receive Confidential Information (as defined below) of State Auto in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon separation from service with State Auto, all documents, records, notebooks, and similar repositories (including electronic formats) containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with State Auto. For purposes of this Article VII, “Confidential Information” means information disclosed to Executive or known by State Auto, which is not generally known in the business in which State Auto is or may become engaged, including, but not limited to, information about State Auto’s services, trade secrets, financial information, customer lists, books, records, memoranda, other proprietary information of State Auto and any other information deemed to be Confidential Information as determined by the State Auto Mutual Board of Directors Corporate Governance Guidelines, the State Auto Code of Business Conduct and/or any other applicable State Auto policy. Executive further agrees that the obligation to maintain confidentiality created by this Article VII shall continue in effect for the duration of this Agreement and following the termination of Executive’s service with State Auto.
(B)    Devotion of Time to Performance of Duties.
Executive further agrees that during the Employment Term he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business in which State Auto is or may become engaged. With the concurrence of the Boards, and subject to the applicable provisions of the State Auto Mutual Board of Directors Corporate Governance Guidelines, the State Auto Code of Business Conduct and/or any other applicable State Auto policy, Executive may serve on the board of directors of another public company, in addition to the board of directors of State Auto Financial, if that opportunity presents itself.
(C)    Noncompetition Agreement.

(1)
Executive further agrees that for a period of two years following a separation from service with State Auto, Executive will not directly or indirectly engage in the property, casualty or specialty insurance underwriting business or any other line(s) of business in which State Auto is operating at the time of Executive’s separation from service as an officer, director, consultant or employee of an insurer which (i) has direct written premium in excess of $1 billion nationally as of the end of the calendar year immediately preceding Executive’s separation from service with State Auto, and (ii) operates in any state where State Auto operates.

(2)
Executive also agrees that for a period of two years following a separation from service, he shall not directly or indirectly hire, solicit for hiring or otherwise induce any employee of State Auto to leave State Auto’s employment.

(3)
Nothing in this Section (C) shall be construed to prohibit Executive from owning, directly or indirectly, less than five percent of the securities of any class of any company listed on a national securities exchange or traded in the over-the-counter securities market.

(4)
The noncompetition period shall be tolled (i.e., temporarily suspended) during the period of any violation or attempted violation of this Section by Executive. State Auto shall provide written notice to Executive of any tolling of the noncompetition period.

(5)
Notwithstanding the foregoing provisions, in the event Executive voluntarily separates from service as provided in Section (C) of Article V of the Agreement above, the provisions of Section (C)(1) of this Article VII shall be limited to a period of one year following such separation from service.

(D)	Enforcement.
Executive understands that the provisions of Sections (A) and (C) of this Article VII are an essential element of this Agreement and that State Auto would not have entered into this Agreement without such Sections being included in it. Executive acknowledges that Sections (A) and (C) are reasonable and appropriate in all respects. In the event of any violation or attempted violation of these Sections, Executive agrees that money damages would not be a sufficient remedy for State Auto. Accordingly, State Auto shall be entitled to specific performance and injunctive and other equitable relief for any breach by Executive of Sections (A) or (C), without any showing of irreparable harm or damage or the posting of any bond. Such remedies shall not be deemed to be the exclusive remedies for a breach of these Sections, but shall be in addition to all other remedies available at law or equity. If any of the provisions of Sections (A) or (C) shall be held to be unenforceable because of the duration of such provision, the area covered thereby, or the type of conduct restricted therein, the parties agree that the court or arbitral body making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision to the maximum extent permitted by law and, as so modified, said provision shall then be enforceable to the maximum extent permitted by law.
(E)    Forfeiture Events; Clawback Rights.

(1)
The Boards may, in their discretion, require Executive to repay State Auto all or any portion of the amounts paid as termination benefits provided under Article V (collectively, the “Termination Benefits”) if:

(i)	Executive violates any non-competition, non-solicitation or confidentiality covenant applicable to Executive and for the benefit of State Auto, including such covenants included in this Agreement;

(ii)
It is later discovered that Executive engaged in conduct detrimental to State Auto during the Employment Term which has a material adverse effect on State Auto as determined by the Board of Directors of State Auto Mutual, in its discretion. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “detrimental to State Auto” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of State Auto; or

(iii)
(A) The amount of any of the Termination Benefits was calculated based upon the achievement of certain financial results of State Auto that were subsequently the subject of a financial statement restatement by State Auto; and

(B)    The amount of Executive’s Termination Benefits would have been lower than the amount actually awarded to Executive had the financial results been properly reported.
Notwithstanding the foregoing, if the Boards determine that Executive engaged in fraudulent conduct, then the Boards will seek repayment of all Termination Benefits. This provision shall not be the exclusive remedy of State Auto with respect to such matters.

(2)
The terms of any compensation recovery or recoupment policy heretofore or hereafter adopted by the Boards, including any and all amendments thereto (a “clawback policy”), are hereby incorporated into this Agreement by reference. In addition to the terms and conditions set forth in this Agreement, Executive agrees that any amounts payable or paid to Executive under this Agreement shall be subject to the terms of any clawback policy of the Boards.

Article VIII    Successors.
(A)    As to State Auto.
This Agreement shall inure to the benefit of and be binding upon State Auto, its successors and assigns, including without limitation, any person, partnership, or corporation which may acquire voting control of State Auto Financial or all or substantially all of its assets and business, or which may be a party to any consolidation, merger, or other transaction that results in a Change of Control of State Auto Financial or State Auto Mutual.
(B)    As to Executive.
This Agreement shall also inure to the benefit of and be binding on Executive, the Beneficiary, Executive’s heirs, successors, and legal representatives.
Article IX    Indemnification.
State Auto, as provided for in its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, and its Indemnification Agreement with Executive, shall indemnify Executive to the full extent of the general laws of the State of Ohio, now or hereafter in force, including the advance of expenses under procedures provided by such laws.
Article X    General Provisions.
(A)    Entire Agreement.
This Agreement, together with the Executive Agreement, contains the entire agreement of the parties hereto with respect to the employment of Executive by State Auto, and completely supersedes any prior agreements or arrangements between the parties hereto. The parties hereto agree that this Agreement cannot be hereafter amended, modified, or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto. The parties also agree that this Agreement shall be amended and/or modified as necessary to comply with Section 409A of the Code or regulations issued thereunder.

(B)    Applicable Law.
This Agreement shall be governed in all respects by the laws of the State of Ohio, without giving effect to any of its conflict of law provisions.
(C)    Venue.
State Auto and Executive designate the U.S. District Court in Columbus, Ohio as the exclusive venue for any actions or proceedings relating to this Agreement and hereby irrevocably consent to such designation and venue; provided such District Court has jurisdiction with respect to the applicable action or proceeding. In the event that the U.S. District Court in Columbus, Ohio does not have jurisdiction with respect to an action or proceeding relating to this Agreement, State Auto and Executive designate the Court of Common Pleas of Franklin County, Ohio as the exclusive venue with respect to such action or proceeding.
(D)    Notices.
All notices under this Agreement shall be in writing and will be duly given if sent by registered or certified mail to the respective parties to the addresses set forth below or such other addresses as the parties may hereafter designate in writing for such purpose:

(1)	If to either State Auto Financial, State Auto P&C or State Auto Mutual, to 518 East Broad Street, Columbus, Ohio 43215, Attention: General Counsel; and

(2)	If to Executive, to the last address on file with State Auto.
(E)     Assignment.
Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Executive without the prior written consent of State Auto Mutual and State Auto Financial.
(F)    Capacity.

(1)
State Auto Financial, State Auto P&C and State Auto Mutual represent and warrant to Executive that they have the capacity and right to enter into this Agreement and perform all of their obligations under this Agreement without any restriction by any agreement, document, restrictive covenant, or otherwise.

(2)
Except for restrictions set forth in the Employment Agreement dated September 1, 2013, between Executive and BID of Wisconsin, LLC, and the Separation Agreement dated June 30, 2014 between Executive and AssureStart, complete copies of which have been provided by Executive to State Auto, Executive represents and warrants to State Auto Financial, State Auto P&C and State Auto Mutual that he has the capacity and right to enter into this Agreement and perform all of his services and other obligations under this Agreement without any restriction by any agreement, document, restrictive covenant, or otherwise.

(G)     Waiver.
The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party’s rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.
(H)    Rights and Remedies Cumulative.
All rights and remedies of the parties hereunder are cumulative.

(I)    Divisibility.
The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory, or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable,
(J)    Captions and Titles.
Captions and titles have been used in this Agreement only for convenience and in no way define, limit, or describe the meaning of any Article or any part thereof.
(K)    Counterparts.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(L)    Section 409A of the Code.
It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject Executive to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Terms defined in this Agreement shall have the meanings given to such terms under Section 409A of the Code if and to the extent required in order to comply with Section 409A of the Code. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A of the Code. To the extent that any regulations or other guidance issued under Section 409A of the Code would result in the Executive being subject to payment of additional income taxes or interest under Section 409A of the Code, the parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary termination shall be excludable from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement which is effective as of the Commencement Date.

State Auto Financial Corporation

By	/s/ Robert E. Baker
Robert E. Baker, Chair of the State Auto Financial Corporation Compensation Committee

State Auto Property and Casualty Insurance Company

By	/s/ Robert E. Baker
Robert E. Baker, Chair of the State Auto Financial Corporation Compensation Committee

State Automobile Mutual Insurance Company

By	/s/ Dwight E. Smith
Dwight E. Smith, Chair of the State Automobile Mutual Insurance Company Compensation Committee

Executive

By	/s/ Michael E. LaRocco
Michael E. LaRocco

Exhibit A
Executive Agreement

Exhibit B
Beneficiary Designation
In the event of my death, I direct that any amounts due me under this Agreement, to which this Beneficiary Designation is attached, shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets, they shall be paid to the administrator or executor of my estate.

Executive:

/s/ Michael E. LaRocco
Michael E. LaRocco

Beneficiary:	Ann LaRocco

Relationship to Executive:	Spouse